Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 30, 1996, relating to the financial statements and financial highlights appearing in the July 31, 1996 Annual Report to Shareholders of INVESCO Specialty Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
------------------------
Price Waterhouse LLP


Denver, Colorado
October 7, 1996